AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2003

                                                      REGISTRATION NO. 333-96985

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 2
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 CANDIE'S, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

             Delaware                                   11-2481903
---------------------------------------- ---------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
           Incorporation)
                               400 Columbus Avenue
                            Valhalla, New York 10595
                                 (914) 769-8600
--------------------------------------------------------------------------------
                        (Address, including Zip code, and
                          telephone number, including
                           area code, of Registrant's
                               principal executive
                                    offices)

                       Neil Cole, Chief Executive Officer
                                 Candie's, Inc.
                               400 Columbus Avenue
                            Valhalla, New York 10595
                                 (914) 769-8600
               ---------------------------------------------------
       (Name, address, including Zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                             Robert J. Mittman, Esq.
                                Ethan Seer, Esq.

                                 Blank Rome LLP

                              405 Lexington Avenue
                            New York, New York 10174
                             Telephone (212 885-5000
                            Facsimile: (212) 885-5001

Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]





The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                    Subject to Completion, Dated July 3, 2003

PROSPECTUS

                                 CANDIE'S, INC.

                        3,000,000 shares of Common Stock


         The selling stockholder listed on page 9 of this prospectus is offering for resale up to 3,000,000 shares of common stock beneficially owned by it. The common stock may be offered from time to time by the selling stockholder through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution".


         We will not receive any of the proceeds from the sale of the shares by the selling stockholder.


         Our common stock is listed on the Nasdaq National Market under the symbol "CAND" On July 2, 2003, the last sale price of our common stock as reported by Nasdaq was $1.87 per share.


         Investing in our common stock involves a high degree of risk. For more information, see "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                               The date of this prospectus is ________,     2003

                                Table of Contents

                                                                                                               Page


The Company.......................................................................................................3
Risk Factors......................................................................................................3
Forward-looking Statements........................................................................................8
Use of Proceeds...................................................................................................9
Selling Stockholder...............................................................................................9
Plan of Distribution..............................................................................................9
Legal Matters.....................................................................................................12
Experts...........................................................................................................12
Where You Can Find More Information...............................................................................12
Incorporation of Certain Documents By Reference...................................................................12



                                   The Company



         Candie's, Inc. is in the business of licensing the CANDIE'S(R) and BONGO(R) names on a variety of young women's footwear, apparel and fashion products and is a leading designer, distributor and marketer of jeans wear under the BONGO brand through its wholly-owned subsidiary, Unzipped Apparel, LLC, which is managed by Sweet Sportswear, LLC. Candie's also arranges for the manufacture of footwear products for mass market and discount retailers under the private label brand of the retailer or other trademarks owned or licensed by Candie's. Candie's currently operates 21 retail stores under the CANDIE'S name through which it sells a full range of CANDIE'S and, to a lesser degree, BONGO licensed products. Of the 21 retail stores, 11 are concept stores and 10 are outlet stores. All of the concept stores and three of the outlet stores are owned and operated by Candie's. In addition, Candie's operates the other seven outlet stores through an arrangement with Casual Male Retail Group. In connection with its recent transition to licensing of CANDIE'S and BONGO brands for footwear design, manufacture and distribution, and due to the challenging retail environment, Candie's has evaluated its retail operations expects to close its 11 concept stores which have been performing below its expectations. In furtherance of this downsizing action Candie's is in the process of closing four of these concept store by mid-August 2003. Candies expects to continue to operate its 10 outlet stores through the end of 2003.


         Candie's was incorporated under the laws of the State of Delaware in 1978. Its principal executive offices are located at 400 Columbus Drive, Valhalla, New York 10595, and its telephone number is (914) 769-8600.

         Unless the context requires otherwise, reference in this prospectus to "we", "us" ,"our", "Candie's", or "Company" refers to Candie's, Inc. and its subsidiaries.

                                  Risk Factors

         We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. The following highlights some of the factors that have affected, and in the future could affect, our operations.


We have incurred losses during recent fiscal years and future losses could negatively affect our cash flows and business operations.

         Although we had net income of $726,000 for the three month period ended April 30, 2003, we sustained net losses of $3,945,000, $2,282,000 and $8,200,000 during our fiscal years ended January 31, 2003, 2002 and 2001, respectively. We cannot guarantee that we will not incur losses in the future. Moreover, future losses could jeopardize our ability to comply with certain financial covenants contained in agreements with our primary commercial lenders. If we were to violate any such covenants the lenders could accelerate any of our outstanding loans, which could adversely affect our cash flows and, consequently, our business operations.

We are no longer engaged in the design, manufacture, distribution or sale of CANDIE'S or BONGO branded footwear products and, consequently, our revenues from the sales of these footwear products will be directly related to the success of certain licensees of those rights.

         Until recently we were in the business of designing, marketing, and distributing fashionable, moderately-priced women's footwear under the CANDIE'S and BONGO brands. In May 2003, we entered into agreements with two separate third-party licensees granting them exclusive worldwide licenses to design, manufacture, sell, distribute and market footwear under the CANDIES and BONGO brands subject to requirements that they meet certain performance and minimum sales thresholds. Although the licensing agreements required the advance payment of certain fees and provide for certain guaranteed minimum royalty payments to Candie's, the failure by the licensees to satisfy their obligations under the agreements may result in the termination of the license agreements. Moreover, during the terms of the license agreements, we will be substantially dependent upon the abilities of the licensees to maintain the quality, marketability and consumer recognition of footwear products bearing either of the CANDIE'S or BONGO brands. In addition, failure by the licensees to meet their production, manufacturing or distribution requirements with respect to the CANDIE'S or BONGO branded footwear products could negatively impact their sales and resulting royalty payments to us which, in turn would materially adversely affect our revenues and business operations.

We may incur significant costs in the near term as a result of our downsizing resulting from our transition to a licensor of branded footwear products and from our contemplated closing of under-performing concept stores.

         Our transition from a designer and distributor to a licensor of such rights with respect to CANDIES and BONGO branded footwear will result in the elimination of our historical business operations for these footwear products, including the termination of certain employees, the closing of our office in Valhalla, New York and the consolidation of our office space in New York City. Moreover, as a result of our evaluation of our retail operations in connection with the transition, we plan to close certain or all or our concept stores which have been performing below our expectations. The lease for our office in Valhalla expires in May 2005 and the leases for the concept stores we expect to close expire at various times between 2007 and 2010. We will remain obligated on the lease payments for these locations subject to our ability to mitigate costs and/or sublet the premises. Moreover, we may incur additional costs related to severance and related payments for terminated employees from our footwear business operations as well as from the concept stores we expect to close. These additional costs could negatively impact our revenues and resulting financial position in the near term.

Our business is dependent on continued market acceptance of our products, the products of our licensees and of the CANDIE'S and BONGO trademarks.

         Our ability to achieve continued market acceptance of our existing products, products of our licensees utilizing the CANDIE'S and BONGO trademarks as well as market acceptance of any future products that may be offered by us is subject to a high degree of uncertainty. Our ability to achieve market acceptance by new customers or continued market acceptance by existing or past customers will require substantial additional marketing efforts and the expenditure of significant funds by us to create a demand for such products. Our additional marketing efforts and expenditures may not result in either increased market acceptance of our products or products of our licensees or increased sales of such products. We are materially dependent on the sale of products bearing the CANDIE'S and BONGO trademarks, including products designed, produced and distributed by our licensees, for a significant portion of our revenues. A failure of our CANDIE'S or BONGO trademarks or products to achieve or maintain market acceptance could reduce our sales and licensing revenues, thereby negatively impacting cash flows.

We have incurred a substantial amount of indebtedness and to the extent that cash flow from our continuing operations is insufficient to meet our debt obligations, we may be required to seek additional financing to satisfy our obligations.

         As of June 30, 2003 we had approximately $23.6 million of borrowings outstanding under our revolving credit facilities, including a credit facility entered into by Unzipped Apparel LLC ("Unzipped") and approximately $18.6 principal and interest outstanding on seven-year asset backed notes issued by our subsidiary IPH Holdings LLC in August 2002. In addition, in connection with our acquisition in April 2002 from Sweet Sportswear LLC ("Sweet") of the remaining 50% interest in Unzipped, a joint venture that we previously had formed with Sweet, we issued to Sweet $11.0 million principal amount of senior subordinated notes that will mature in 2012. Also resulting from the Unzipped acquisition, we are currently in a dispute with Azteca Production International, Inc. ("Azteca"), the principal supplier for Unzipped and an affiliate of Sweet by virtue of common ownership, as to whether we have paid approximately $5 million of Unzipped's subordinated debt to Azteca. In the event that projected cash flow or borrowing availability under our existing credit facilities proves to be insufficient to satisfy our cash requirements including our debt obligations, we may be required to seek additional funds through, among other means, public or private equity or debt financing, which may result in dilution to our stockholders. Our failure to obtain any required additional financing on terms acceptable to us, or at all, could result in the acceleration of the payment obligations of certain of our indebtedness which could materially adversely affect our business operations and financial position.


A recession in the fashion industry or rapidly changing fashion trends could harm our operating results.


         The fashion industry is cyclical, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. A poor general economic climate could have a negative impact on our ability to compete for limited consumer resources. Moreover, our future success depends in substantial part on our ability to anticipate and respond to changing consumer demands and fashion trends in a timely manner. The footwear and wearing apparel industries are generally subject to constantly changing fashion trends. If we or our licensees misjudge the market for a particular product or product line, it may result in an increased inventory of unsold and outdated finished goods, which could increase our operating costs without a corresponding increase in revenues.

We rely on unaffiliated manufacturers and suppliers and, therefore, we may be subject to timing or production problems that are beyond our control.

         We do not own or operate any manufacturing facilities. All of our products are manufactured to our specifications by third party suppliers (either directly or through third party manufacturers on a subcontract basis). The manufacturers of our products have limited production capacity and may not, in all instances, have the capability to satisfy our manufacturing requirements. In such event, the capacity of alternative manufacturing sources may not be available to us on a cost effective basis. Accordingly, our dependence upon third parties for the manufacture of our products could have an adverse effect on our ability to deliver products on a timely and competitive basis and could have an adverse effect on our revenues and cash flows. Moreover, we operate under substantial time constraints which require us to have production orders in place at specified times in advance of our customers' retail selling seasons. If our suppliers fail to meet their delivery date requirements pursuant to purchase orders with us, we will be unable to meet our delivery date requirements pursuant to purchase orders with our customers. This could result in the cancellation of purchase orders both by us and our customers, having an adverse effect on our revenues and earnings.

         In addition, CANDIE'S and BONGO branded footwear products sold through our retail stores are subject to the manufacturing, distribution and delivery capabilities of the licensees of these brands. We do not warehouse or otherwise maintain such footwear product inventory other than sales inventory maintained at each retail store location. Consequently, the failure of these licensees to timely deliver finished goods to our retail stores could have a negative impact on customer recognition and our resulting revenues and earnings.

We are subject to risks and uncertainties of foreign manufacturing that could interrupt our operations or increase our operating costs.


         Substantially all of our products are manufactured overseas. We are subject to various risks inherent in foreign manufacturing, including:


     o    increased credit risks;

     o    increased tariffs and duties;

     o    fluctuations in foreign currency exchange rates;

     o    shipping delays; and


     o international political, regulatory and economic developments, all of which can have a significant impact on our operating costs and consequently, our earnings.

         We also import certain finished products and assume all risk of loss and damage once our suppliers ship these goods. If these goods were destroyed or damaged during shipment it could increase our operating costs and negatively impact our revenues as a result of the delay in delivering finished products to our customers.

Because of the intense competition in our markets and the strength of some of our competitors, we may not be able to continue to compete successfully.

         The footwear and apparel industries are extremely competitive in the United States and we face intense and substantial competition for our product lines. In general, competitive factors include quality, price, style, name recognition and service. In addition, the presence in the marketplace of various fads and the limited availability of shelf space can affect competition. Many of our competitors have greater financial, distribution, marketing and other resources than we have and have achieved significant name recognition for their brand names. We may not be able to continue to compete successfully in the market for our apparel products and, with respect to the licensing arrangements for CANDIES and BONGO footwear products, such licensees may be unable to successfully compete in the markets for such products.


We may not be able to protect our proprietary rights or avoid claims that we infringe on the proprietary rights of others.


         We own federal trademark registrations for CANDIE'S and BONGO, among others, and believe that our CANDIE'S trademark and our BONGO trademark have significant value and are important to the marketing of our products. To the extent that the CANDIE'S, BONGO or other trademarks owned or used by us are deemed to violate the proprietary rights of others, or in the event that these trademarks would not be upheld if challenged, we would, in either such event, be prevented from using the trademarks, which could have an adverse effect on us. In addition, we may not have the financial resources necessary to enforce or defend trademarks owned or used by us.

We are dependent upon our key executives and other personnel, the loss of whom would adversely impact our business.

         Our success of is largely dependent upon the efforts of Neil Cole, our President, Chief Executive Officer and Chairman. Although we have entered into an employment agreement with Mr. Cole, expiring in January 2005, the loss of his services would have a material adverse effect on our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified sales and marketing personnel in connection with the design, marketing and distribution of our products as well as our ability to hire and retain administrative personnel. We may not be able to hire or retain such necessary personnel.


Provisions in our charter and share purchase rights plan may prevent an acquisition of Candie's.


         Certain provisions of our Certificate of Incorporation and our Share Purchase Rights Plan could have the effect, either alone or in combination with each other, of making more difficult, or discouraging an acquisition of our company deemed undesirable by our Board of Directors. Our Certificate of Incorporation provides for the issuance of up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of June 30, 20022003 there were approximately 25,000,000 shares of common stock and no shares of preferred stock outstanding. Additional shares of our common stock and preferred stock are therefore available for future issuance without stockholder approval. The Share Purchase Rights Plan, commonly known as a "poison pill," states that, in the event than an individual or entity acquires 15% of the outstanding shares of our company, stockholders other than the acquiror may purchase additional shares of our common stock for a fixed price. The existence of authorized but unissued capital stock, together with the existence of the Share Purchase Rights Plan, could have the effect of discouraging an acquisition of our company.

We are subject to certain litigation and regulatory matters that could harm us.


         We currently are defendants in a breach of contract action commenced against us by one of our former buying agents that also supplied us with certain footwear. Our financial condition could be harmed if we were required to pay the monetary damages sought by the plaintiff.



The market price of our common stock may be volatile.

         The market price of the common stock may be highly volatile. Disclosures of our operating results, announcements of various events by us or our competitors and the development and marketing of new products affecting our industry may cause the market price of our common stock to change significantly over short periods of time. Sales of shares under this prospectus may have a depressive effect on the market price of our common stock.

Future sales of shares of our common stock could affect the market price of our common stock and our ability to raise additional capital.


         We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act, and may become freely tradable. We have also registered a substantial number of shares of common stock that are issuable upon the exercise of options and warrants. If holders of options or warrants choose to exercise their purchase rights and sell shares of common stock in the public market, or if holders of currently restricted shares or the shares previously issued or to be issued in connection with the settlement of the prior class action litigation choose to sell such shares in the public market under Rule 144 or otherwise, the prevailing market price for the common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

                           Forward-looking Statements

         Certain statements in this Registration Statement or the documents incorporated by reference in this Registration Statement constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Candie's, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth under the caption "Risk Factors." The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made. Candie's undertakes no obligation to update any forward-looking statement.

                                 Use of Proceeds

         We will not receive any proceeds from the sale by the selling stockholder named in this prospectus.

         We have agreed to pay expenses in connection with the registration of the shares being offered by the selling stockholder.

                               Selling Stockholder

         Based on information provided by the selling stockholder, the following table sets forth certain information regarding the selling stockholder:

         The table below assumes for calculating the stockholder's beneficial and percentage ownership that options, warrants or convertible securities that are held by such stockholder (but not held by any other person) and are exercisable within 60 days from the date this prospectus have been exercised and converted. The table also assumes the sale of all of the shares being offered.

                                                                                       Common Stock Beneficially
                                                                                        Owned After the Offering
                                              Number of Shares of
                                                 Common Stock                                          Percent of
                                              Beneficially Owned          Shares         Number        Outstanding
         Selling Security Holder            Prior to the Offering     Being Offered     of Shares        Shares
         -----------------------            ---------------------     -------------     ---------        ------

Sweet Sportswear, LLC(1)                             3,000,000          3,000,000           0               0

----------------


(1) Voting and investment control over the shares owned of record by Sweet is held by Mr. Hubert Guez, a director of the Company. The shares are subject to an agreement in which Sweet has agreed to vote the shares as directed by the Company's Board of Directors. On April 23, 2002 the Company acquired from Sweet the remaining 50% equity interest in Unzipped, a joint venture previously formed by the Company and Sweet. In connection with the acquisition transaction the Company issued to Sweet the 3,000,000 shares of common stock being offered hereby by Sweet and $11.0 million principal amount of senior subordinated notes due 2012. Sweet has agreed to retain at least a minimum of 1,000,000 shares until at least April 24, 2004, in connection with the management agreement that the Company and Sweet entered into and that provides for Sweet to manage Unzipped for a term ending January 31, 2005.



                              Plan of Distribution


         We have been advised that the selling stockholder, which may include pledgees, donees, transferees or other successors-in-interest who have received shares from the selling stockholder after the date of this prospectus, may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

         All costs, expenses and fees in connection with the registration of the shares offered by this prospectus shall be borne by us. Brokerage costs, if any, attributable to the sale of shares will be borne by the selling stockholder

         The shares may be sold by the selling stockholder by one or more of the following methods:

     o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker dealer for its account pursuant to this prospectus;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o    through put and call options relating to the shares;


     o    negotiated transactions;


     o a combination of any such methods of sale at market prices prevailing at the time of the sale or at negotiated prices; and

     o    any other method permitted pursuant to applicable law.

         The transactions described above may or may not involve brokers or dealers.


         The selling stockholder will not be restricted as to the price or prices at which the selling stockholder may sell its shares. Sales of shares by the selling stockholder may depress the market price of our common stock since the number of shares which may be sold by the selling stockholder is relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholder were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such a transaction could adversely affect the market price of our common stock.

         From time to time the selling stockholder may pledge its shares under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling stockholder, the broker or such third party may offer and sell any pledged shares from time to time.

         In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling stockholder or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions


     o    in the over-the counter market or otherwise;

     o    at prices and on terms prevailing at the time of sale;


     o    at prices related to the then-current market price; or


     o    in negotiated transactions.

         These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholder may also sell the shares in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

         The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We have agreed to indemnify the selling stockholder against certain liabilities under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The selling stockholder is subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholder.

         In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                  Legal Matters


         Blank Rome LLP of New York, New York will pass upon the validity of the shares of common stock being offered by this prospectus.


                                     Experts


         The financial statements and schedule of Candie's, Inc. incorporated in this prospectus by reference from Candie's, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2003 have been audited by BDO Seidman, LLP, independent certified public accountants. The financial statements and schedule referred to above have been so incorporated by reference herein in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.


         Ernst & Young LLP, independent auditors, have audited the financial statements of Unzipped Apparel LLC included in the Candie's, Inc. Current Report on Form 8-K/A for the event dated April 23, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements of Unzipped Apparel LLC are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       Where You Can Find More Information

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.

         You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

         Our common stock is listed on The Nasdaq National Market under the symbol "CAND".

                 Incorporation of Certain Documents By Reference

         We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.


1. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2003 filed with the SEC on May 16, 2003;

2. Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2003 filed with the SEC on June 13, 2003;

3. Our amendment to our Current Report on Form 8-K/A (Amendment No. 1) for the event dated April 23, 2002 filed with the SEC on July 8, 2002;

4. Our Current Report on Form 8-K for the event dated May 12, 2003 filed with the SEC on May 27, 2003.

5. The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 17, 1990 and declared effective on January 19, 1990 and the description of our preferred share purchase rights contained in our registration statement on Form 8-A filed with the SEC on February 2, 2000, and any amendments thereto;


6. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in any Proxy Statement filed by us pursuant to Section 14 of the Exchange Act; and

7. All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement.


         You may request a copy of these filings, other than the exhibits, by writing or telephoning us at Candie's, Inc., 400 Columbus Drive, Valhalla, New York 10595, telephone number (914) 769-8600. Copies of these filings will be provided at no cost to persons who provide a written request as noted above.


         We have not authorized anyone else to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date.

                                 Candie's, Inc.

                        3,000,000 shares of Common Stock

                                   Prospectus


                                 _________, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (estimated except for the SEC Registration fee)are as follows:


SEC Registration Fee                                          $ 1,081.92
Accounting Fees and Expenses                                  $10,000.00
Legal Fees and Expenses                                       $20,000.00
Miscellaneous Expenses                                        $ 8,918.08
                                                             -----------
Total                                                         $40,000.00


Item 15. Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

         Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law;
(iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunctive relief, specific performance or other equitable relief against directors.

         Article Ninth of the registrant's Certificate of Incorporation and the registrant's By-laws provide that all persons who the registrant is empowered to indemnify pursuant to the provisions of Section 145 of the GCL (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

         Article Tenth of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

         The registrant's employment agreements with Mr. Neil Cole, the registrant's Chief Executive Officer and Ms. Deborah Sorell Stehr, the registrant's Senior Vice President and General Counsel provide that the registrant shall indemnify each of them for the consequences of all acts and decisions made by such person while performing services for the registrant. These agreements also require the registrant to use its best efforts to obtain directors' and officers' liability insurance for such persons.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.


     5    Opinion of Blank Rome Tenzer Greenblatt LLP (now, Blank Rome LLP)*

     23.1 Consent of BDO Seidman, LLP

     23.2 Consent of Ernst & Young LLP

     23.3 Consent of Blank Rome Tenzer Greenblatt LLP (now, Blank Rome LLP) (included in Exhibit 5*)

     24 Power of Attorney (included on the signature page of the Registration Statement)*

         ------------------
         * Previously filed.


Item 17. Undertakings

Undertaking Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Regulation S-K, Item 512(b).

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Undertaking required by Regulation S-K, Item 512(h).

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of July 2003.


                                          CANDIE'S, INC.

                                          By:      /s/ Neil Cole
                                          --------------------------------------
                                          Neil Cole
                                          President and Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement was signed by the following person in the capacities and on the dates stated.

Signature                Title                                      Date
-----------------------  -----                                      ----

/s/ Neil Cole            Chief Executive Officer, President and     July 3, 2003
-----------------------  Director (Principal Executive Officer)
Neil Cole

/s/ Richard Danderline   Executive Vice President - Operations      July 3, 2003
-----------------------  and Finance (Principal Financial
Richard Danderline       and Accounting Officer)

        *                Director                                   July 3, 2003
-----------------------
Barry Emanuel

        *                Director                                   July 3, 2003
-----------------------
Steven Mendelow

        *                Director                                   July 3, 2003
-----------------------
Ann Iverson

        *                Director                                   July 3, 2003
-----------------------
Hubert Guez


           *By:  /s/   Neil Cole
               -----------------
               Attorney-in-fact